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                                                                    Exhibit 10.1
                                                            Consulting Agreement


This agreement is entered into by and between Life Science Advisors, LLC (LSA) and NaPro BioTherapeutics, Inc. (NaPro) effective July 2, 1997.


BACKGROUND AND ISSUES

LSA has been contacted by NaPro management with the expressed interest in assisting NaPro. LSA is a firm that provides senior level management advice in business strategy and operational assistance in biotechnology development. Special emphasis has been placed on the manufacturing aspects of this engagement and people with appropriate skills have been considered for assign ment.

SCOPE OF EFFORT

Based upon discussion among LSA and NaPro management, LSA will provide support to NaPro in four major areas:

1.   Management Systems

2.   Pre-Approval Inspection Advice

3.   Manufacturing Planning

4.   Senior Executive Advice

COST

Our fee for professional services of the LSA Principals and Associates for this project will be comprised of two elements:

     1) Cash payments in the amount of $1,800 per eight-hour person day ($225.00 per person hour) for services of Messrs. Barbee, Bryson and Cook and cash payments in the amount of $1,500 per eight hour person day ($187.50 per person hour) for services of Dr. Cohn and Messrs. Pock and Seery. If additional associates are engaged, NaPro and LSA will agree in advance upon an appropriate per diem cash payment.

     2) Initial and ongoing entitlements to options to purchase NaPro common stock.

In addition to the fee for professional services, we will bill NaPro BioTherapeutics, Inc. for direct out-of-pocket expenses, at their cost to us, for travel, accommodation, meals, express document delivery services and other support services. We will add $300 per month to our expenses bill to

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cover other telecommunications and miscellaneous expenses which cannot conveniently be tracked to avoid time consuming detailed record keeping for such. NaPro shall coordinate all travel arrangements for LSA personnel. Any expenses greater than $1,500 (other than air fare) must be approved by NaPro in advance.


OPTIONS:

     1) On execution of this Agreement, LSA shall vest into options to purchase 30,000 shares of the common stock of NaPro from the Master Grant.

     2) Additional options from the Master Grant will be earned and vested based upon the following rates:
          A. For each eight hour person day of services provided by either Mr. Barbee, Mr. Bryson or Mr. Cook, 1500 options will vest.
          Any and all of the 30,000 options which vest pursuant to subparagraph 1 shall be credited against those options which are earned and would otherwise vest pursuant to this subparagraph 2A. (i.e. No options shall vest pursuant to this subparagraph 2A unless the number of earned options exceeds the number of options vested pursuant to subparagraph 1, in which case, the earned excess shall vest.)

          B. For each eight hour person day of services provided by either Dr. Cohn, Mr. Pock or Mr. Seery, 600 options will vest.

All such options shall be vested from the Master Grant of 125,000 options attached hereto. The Master Grant does not constitute a vested award of options; awards shall be earned and vested in accordance with the terms of this Agreement. Master Grant options not properly vested in accordance with this Agreement will not be awarded to or exercisable by LSA or its Principals. Once all 125,000 options provided for in the Master Grant are vested, no further options shall be due to LSA.

All options earned under the terms of this contract will be awarded to LSA or on such other basis to be determined by LSA. It is expected that LSA will advise NaPro about the allocation of options as a part of the normal monthly billing process. Except as otherwise noted herein, all options will be vested when issued.

Awards of all options will be subject to an the terms of the Master Grant, attached hereto.

LSA will keep detailed records of time spent on this work and will submit these with our invoices. LSA will not charge for unproductive travel time. Invoices will be submitted monthly in arrears. The cash portion and an acknowledgment of NaPro's obligations, if any, to LSA with respect to options to purchase shares will be due on receipt.

In the event of dispute of any amount on an LSA invoice, NaPro and LSA agree to promptly negotiate in good faith to resolve any disputed amounts.
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OWNERSHIP OF WORK PRODUCT AND CONFIDENTIALITY

All data, reports, and other work products of LSA generated in this assignment , as well as any inventions (patentable or unpatentable), trade secrets, and other intellectual property resulting from LSA's activities in connection with this assignment, shall be the property of NaPro and shall be delivered and/or assigned to NaPro on demand.

LSA shall (1) maintain in confidence, (2) not disclose, in whole or in part, to any other party (other than authorized employees of NaPro) without the prior written consent of NaPro, and (3) not use except on NaPro's behalf, all business and technical information provided to LSA and all work product of LSA with respect to its work for NaPro ("Confidential Information"), unless such Confidential Information is either (1) already in the public domain when received by LSA, or (2) comes into the public domain through no act or action taken by LSA. Notwithstanding the foregoing, LSA may disclose Confidential Information to the extent it is required to do so by law, governmental regulation or court order; provided however, that LSA (1) shall give NaPro written notice of such required disclosure as long in advance as practicable under the circumstances and (2) provide NaPro an opportunity to obtain a protective order. The obligations of Confidentiality shall survive the termination of LSA's work with NaPro for a period of five years.

Neither LSA nor NaPro will use the name of the other for promotional purposes without the permission of the other.

TERMINATION; CONTROL OF SERVICES PROVIDED.
Either party may terminate this Agreement without penalty upon 10 days' notice to the other party. Following termination, no further payment obligations shall accrue, although NaPro shall be responsible for the payment for services and expenses (including vesting of options) which accrued prior to termination. All provisions of this Agreement relating to Ownership of Work Product and Confidentiality shall survive termination of this Agreement.

NaPro shall have the option, at its sole discretion, to decline the services offered by LSA or any individual(s) providing services on LSA's behalf. "The Scope of Effort" described above represents only an approximation of what the parties believe may be the relevant services to be performed. Nothing in this Agreement shall represent any obligation upon NaPro to accept any level of services from LSA or any individual(s) providing services on LSA's behalf.

Scheduling of work to be performed by LSA, including site visits to NaPro shall be approved in advance by NaPro.

Joseph C. Cook, Jr. Principal            NaPro BioTherapeutics, Inc.

/s/ Joseph C. Cook, Jr.                  /s/ Sterling K. Ainsworth

Date: November 11, 1997                  Date: November 11, 1997
                                         Dr. Sterling Ainsworth
                                         President and CEO
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Confirmation of the option strike price for the LSA contract dated July 2, 1997.

The strike price for the options reserved by the Master Grant shall be $7.25.



NaPro BioTherapeutics, Inc.:

By: /s/ Sterling K. Ainsworth

Title: Pres. & CEO

Date: July 7, 1997


Life Science Advisors, LLC

By: /s/ Joseph C. Cook, Jr.

Title: Principal

Date: July 2, 1997